                                                                     Exhibit 2.1

                                                                           DRAFT

                            REORGANIZATION AGREEMENT

                               AND PLAN OF MERGER

                                   dated as of

                                  May   , 2004
                                      --

                                   relating to

                          GREENHILL & CO. HOLDINGS, LLC

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.   Definitions..................................................2
Section 1.02.   Other Definitional and Interpretative Provisions.............5

                                    ARTICLE 2
                                  RESTRUCTURING

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF THE GREENHILL ENTITIES

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF MEMBERS

                                    ARTICLE 5
                              COVENANTS OF PARTIES

                                    ARTICLE 6
                                   CONDITIONS

Section 6.01.   Conditions to Obligations of Each Party.....................14
Section 6.02.   Conditions to the Obligations of Parent
                   and Merger Subsidiary....................................15
Section 6.03.   Conditions to the Obligations of Each Member................15
Section 6.04.   Conditions to the Obligations to Consummate
                   the U.K. Exchange........................................15

                                    ARTICLE 7
                                   TERMINATION

Section 7.01.   Termination.................................................15
Section 7.02.   Effect of Termination.......................................16

                                    ARTICLE 8
                                  MISCELLANEOUS

                             EXHIBITS AND APPENDICES

EXHIBIT A   Restated Partnership Agreement
EXHIBIT B   Tax Indemnification Agreement (See Exhibit 10.7 of Form S-1)
EXHIBIT C   Delaware Certificate of Merger
EXHIBIT D   New York Certificate of Merger
EXHIBIT E   Amended and Restated Charter of the Company (See Exhibit 3.1 of
            Form S-1)
EXHIBIT F   Amended and Restated Bylaws of the Company (See Exhibit 3.2 of
            Form S-1)
EXHIBIT G   Directors and Officers of the Company
EXHIBIT H   Transfer Rights Agreement (See Exhibit 10.1 of Form S-1)
EXHIBIT I   Employment, Non-Competition and Pledge Agreement (See Exhibits 10.2
            and 10.3 of Form S-1)
EXHIBIT J   Non-Competition and Pledge Agreement (See Exhibit 10.4 of Form S-1)
EXHIBIT K   Equity Incentive Plan (See Exhibit 10.5 of Form S-1)

SCHEDULE 2.03   Merger Consideration
SCHEDULE 2.08   U.K. Exchange Consideration

APPENDIX Notices

                            REORGANIZATION AGREEMENT

     AGREEMENT dated as of May __, 2004 between Greenhill & Co. Holdings LLC, a
New York limited liability company ("Holdings"), Greenhill & Co. GmbH, a German limited liability corporation ("GmbH"), Greenhill & Co. Europe, Limited, an
English corporation ("GE Ltd."), Greenhill & Co. Cayman Limited, a corporation organized under the laws of the Cayman Islands ("Cayco"), Greenhill & Co.
International, LLP, a limited liability partnership organized under the laws of
England ("GLLP"), Greenhill & Co., Inc., a newly formed Delaware corporation and a subsidiary of Holdings (the "Company" or "GHL", and collectively with
Holdings, GmbH, GE Ltd., Cayco and GLLP, the "Greenhill Entities") and the
Members (as defined below).

                              W I T N E S S E T H:

     WHEREAS, the Members wish to reorganize the Greenhill Entities in anticipation of the issuance to the public of shares of common stock of the
Company;

     WHEREAS, GLLP has received authorization from the U.K. Financial Services
Authority to reorganize itself in the manner described in the U.K. Agreements
(as defined below) and herein;

     WHEREAS, GE Ltd. has previously retired as a member of GLLP in exchange for the German Assets and the Note (each as defined below);

     WHEREAS, simultaneously with the retirement of GE Ltd., GE Ltd., GLLP and the U.K. Partners (as defined below) entered into the Option Agreement (as defined below);

     WHEREAS, two business days prior to the Closing (as defined below) the U.K.
Partners will send the Offer Letter (as defined below), pursuant to which the
U.K. Partners will offer their partnership interests in GLLP to Cayco on the terms and conditions set forth therein, acceptance being possible only by the issue of Ordinary Shares of Cayco;

     WHEREAS, if the offer set out in the Offer Letter is accepted, each of the
U.K. Partners will execute the U.K. Partners Option Agreement (as defined below), pursuant to which the U.K. Partners who so exchange their partnership interests will be granted an option to subscribe for an interest in GLLP on the terms set forth in the Restated Partnership Agreement (as defined below); and

     WHEREAS, contemporaneously with the acceptance of the Offer Letter each of the U.K. Partners will be appointed as a director of GE Ltd.

     The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "Closing Date" means the date of the Closing.

     "Common Stock" means the common stock, par value $.01 per share, of the
Company.

     "Continuing Agreements" means (i) the Agreement of Limited Partnership of
GCP, L.P., dated as of June 29, 2000, (ii) the GCP, LLC Limited Liability
Company Agreement dated as of June 27, 2000 among Greenhill & Co., LLC and the
Individual Members Named Therein, (iii) the Amended and Restated Agreement of
Limited Partnership of Greenhill Capital Partners (Executives), L.P. dated as of
June 30, 2000, (iv) the Option Agreement, (v) the U.K. Partners Option
Agreement, (vi) the Offer Letter and (vii) the Restated Partnership Agreement,
in each case, as subsequently amended.

     "Dissociation Agreement" means the Dissociation Agreement dated as of _____
__, 2004 among GE Ltd., GLLP and U.K. Partners.

     "German Assets" means the assets of GLLP associated with GLLP's German trade.

     ["Greenhill Receivables, LLC" means the newly formed limited liability company to be owned, if required, by the U.S. Members, the operating agreement of which shall be in the form of Exhibit ___ hereto.]

     "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976,
as amended.

     "Interest" means, in the case of any U.S. Member, such Member's limited liability company interest in Holdings.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a
Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                                        2

     "Loan Notes" means [notes, substantially in the form of Exhibit __ hereto, to be issued to the U.K. Partners by the Company in accordance with Section 2.09 hereof].

     "Members" means the U.S. Members and the U.K. Partners.

     "Non-Competition Agreement" means, in the case of the U.S. Members, the
Employment, Non-Competition and Pledge Agreement substantially in the form of
Exhibit I hereto and in the case of the U.K. Partners, the Non-Competition and
Pledge Agreement substantially in the form of Exhibit J hereto.

     ["Note" means the note issued by GLLP in favor of GE Ltd. as provided in the Dissociation Agreement.]

     "Offer Letter" means the Offer Letter from the U.K. Partners to Cayco substantially in the form of Exhibit __ hereto.

     "Operating Agreement" means the Operating Agreement of Holdings dated as of
January 1, 2002[, as amended].

     "Option Agreement" means the Option Agreement dated as of _____ __, 2004 among GE Ltd., GLLP and the U.K. Partners.

     "Ordinary Shares" means ordinary shares, (pound) __ par value, of Cayco.

     "Partnership Agreement" means the Restated Partnership Agreement of GLLP dated March 20, 2002[, as amended].

     "Public Offering" means the sale of shares of Common Stock pursuant to the
Registration Statement which will be consummated immediately following the
Closing.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Registration Statement" means the registration statement of the Company on
Form S-1 in respect of sales of Common Stock filed with the SEC on March 11,
2004, together with all subsequent amendments thereto.

     "Remaining Profit" means any Global Profit (as defined in the SEPA) for the
Target Period (as defined in the SEPA) ending on the Closing Date that

                                        3

shall not have been distributed to the Members, minus any cash required to meet the needs of the Company, minus any portion of the Global Profit to be distributed pursuant to the U.K. Agreements, all as determined by RFG two business days prior to the Closing.

     "Reorganization Transactions" means the steps taken or to be taken pursuant to the U.K. Agreements and this Agreement to reorganize the Greenhill Entities in anticipation of the Public Offering.

     "Restated Partnership Agreement" means the Partnership Agreement of GLLP, restated in the form of Exhibit __ hereto.

     "RFG" means Robert F. Greenhill.

     "SEC" means the Securities and Exchange Commission.

     "SEPA" means the Senior Executive Profitsharing Agreement dated as of
January 1, 2002 among Robert F. Greenhill, the U.S. Members and the U.K.
Partners.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     "Tax Indemnification Agreement" means the Tax Indemnification Agreement among the Company, Cayco, the U.S. Members and the U.K. Partners in the form of
Exhibit B hereto.

     "Terminated Agreements" means (i) the SEPA, (ii) the Capital Transaction
Agreement dated as of January 1, 2002, among Robert F. Greenhill, the U.S.
Members and the U.K. Members, (iii) the Operating Agreement and (iv) [others?].

     "Transaction Agreements" means the U.K. Agreements, the Tax Indemnification
Agreement, the Non-Competition Agreements [others?].

     "U.K. Agreements" means the Dissociation Agreement, the Option Agreement, the Offer Letter, the U.K. Partners Option Agreement, [others?].

     "U.K. Partners" means Simon Borrows, James Blyth, Brian J. Cassin, James
R.C. Lupton, Richard Morse, Colin T. Roy and David A.Wyles.

     "U.K. Partners Option Agreement" means the Option Agreement dated as of the date hereof among the U.K. Partners, GE Ltd. and GLLP.

     "U.S. Members" means Scott L. Bok, Jeffrey F. Buckalew, Timothy M. Dwyer,
Timothy M. George, Greenhill Family Limited Partnership, Riversville Aircraft
Corporation II, Michael A. Kramer, Peter C. Krause, John D. Liu, Gregory R.
Miller, Harvey R. Miller, Robert H. Niehaus, V. Frank Pottow, Gregory G.
Randolph, Bradley A. Robbins and Harold J. Rodriguez, Jr.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                    Section
----                    -------
Closing                   2.11
Company Securities        3.05
Delaware Law              2.03
Effective Time            2.03
Indemnitee                5.06
Merger                    2.03
New York Law              2.03
Surviving Corporation     2.03
U.K. Exchange             2.09

     Section 1.02. Other Definitional and Interpretative Provisions. Unless
specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof", "herein" and
"hereunder" and words of like import used in this Agreement shall refer to this
Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles,
Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and
Schedules of this Agreement unless otherwise specified. All Exhibits and
Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this
Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

                                    ARTICLE 2
                                  RESTRUCTURING

     Section 2.01. [Distribution of Global Profits and Remaining Profits. Two
business days prior to the Closing, RFG shall determine the amount of the
Remaining Profit. All right, title and interest in any Remaining Profit not so distributed shall be assigned to Greenhill Receivables, LLC, whereupon (but in any event no later than on the business day immediately preceding the Closing), the limited liability interests in Greenhill Receivables, LLC shall be distributed to the U.S. Members.]

     Section 2.02. Transfer of GE Ltd. Two business days prior to the Merger,
Holdings shall assign to the Company all of its right, title and interest in all of the shares of capital stock of GE Ltd. owned by Holdings (and the Company shall accept such assignment and assume all liabilities relating thereto) for consideration of (pound)1.00.

     Section 2.03. The Merger. (a) At the Effective Time, Holdings shall be merged (the "Merger") with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware ("Delaware
Law") and the applicable laws of the State of New York (the "New York Law") and in accordance with the terms and conditions hereof, whereupon the separate existence of Holdings shall cease in accordance with New York Law, and the
Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company will file a certificate of merger substantially in the form of Exhibit C with the Delaware
Secretary of State and deliver to the Department of State of the State of New
York a certificate of merger substantially in the form of Exhibit D hereto and make other filings or recordings required by Delaware Law and New York Law in connection with the Merger. The Merger shall become effective at such time (the
"Effective Time") as the certificate of merger is duly filed with the Delaware
Secretary of State or at such later time as is specified in the certificate of merger.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Holdings and the Company, all as provided under Delaware Law and New York Law and without further transfer, succeed to and possess all of the rights, privileges and powers of Holdings, and all of the assets and property of whatever kind and character of Holdings shall vest in the Company without further act or deed;
thereafter, the Company, as the Surviving Corporation, shall be liable for all of the liabilities and

obligations of Holdings, and any claim or judgment against Holdings may be enforced against the Company, as the Surviving Corporation.

     Section 2.04. Conversion of Shares. (a) At the Effective Time, each limited liability company interest in Holdings outstanding immediately prior to the
Effective Time shall be converted into that number of shares of Common Stock set forth opposite the name of each U.S. Member on Schedule 2.03.

     (b) Each share of capital stock of the Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled.

     Section 2.05. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time (which shall be in the form of Exhibit E) shall be the certificate of incorporation of the
Surviving Corporation, until amended in accordance with applicable law.

     Section 2.06. Bylaws. The bylaws of the Company in effect at the Effective
Time (which shall be in the form of Exhibit F) shall be the bylaws of the
Surviving Corporation until amended in accordance with applicable law.

     Section 2.07. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time (which shall be the persons set forth on Exhibit G) shall be the officers of the Surviving Corporation.

     Section 2.08. Committee Charters. No later than the Closing, Holdings and the Company shall take all necessary actions to ensure that charters for the audit, compensation and nominating committees in the form of Exhibits ___, ___
and ___ hereto, be adopted.

     Section 2.09. U.K. Exchange. Immediately following the Merger, upon satisfaction of the conditions set forth in Section 6.04, and immediately prior to the closing of the public offering, each U.K. Partner shall exchange all of the Ordinary Shares that he holds at such time for the number of shares of
Common Stock [and Loan Notes in the principal amount] set forth opposite the name of such U.K. Partner on Schedule 2.08 (collectively the "U.K. Exchange").

     Section 2.10. Public Offering. Immediately following the Closing, the
Company shall consummate the Public Offering.

     Section 2.11. Closing. The closing (the "Closing") of the Merger, the U.K.
Exchange and the other transactions contemplated by this Agreement (other than the closing contemplated by the Offer Letter) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as
soon as possible after satisfaction of the conditions set forth in Article 6, or at such other time or place as the parties may agree. At the Closing:

     (a) the Company and each of the Members shall execute and deliver the
Transfer Rights Agreement in the form of Exhibit H hereto;

     (b) the Company and each of the Members shall execute and deliver the
Non-Competition Agreements in the forms of Exhibits I and J hereto, as applicable;

     (c) the Company, Cayco and each of the Members shall execute and deliver the Tax Indemnification Agreement in the form of Exhibit B hereto; and

     (d) the Company shall adopt the Equity Incentive Plan in the form of
Exhibit K hereto.

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF THE GREENHILL ENTITIES

     Each of the Greenhill Entities represents and warrants, severally and not jointly, to each Member as of the date hereof and as of the Closing Date that:

     Section 3.01. Corporate Existence and Power. Such Greenhill Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by such Greenhill Entity of this Agreement and each Transaction
Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such Greenhill Entity's powers and have been duly authorized by all necessary corporate action on the part of such
Greenhill Entity. This Agreement constitutes, and upon execution and delivery, each Transaction Agreement to which it is a party will constitute, a valid and binding agreement of such Greenhill Entity.

     Section 3.03. Governmental Authorization. The execution, delivery and performance by such Greenhill Entity of this Agreement and each Transaction
Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1933 Act and 1934 Act, and (iii) compliance with [add ref.
to FSA approval].

     Section 3.04. Noncontravention. The execution, delivery and performance by such Greenhill Entity of this Agreement and each Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of such
Greenhill Entity, (ii) assuming compliance with the matters referred to in
Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any
Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any
Greenhill Entity or to a loss of any benefit to which such Greenhill Entity is entitled under any provision of any agreement or other instrument binding upon such Greenhill Entity or (iv) result in the creation or imposition of any Lien on any asset of any Greenhill Entity.

     Section 3.05. Capitalization. (a) The authorized capital stock of the
Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value ("Preferred Stock"). As of the date hereof, there are outstanding 1,000 shares of Common Stock and no shares of Preferred Stock.
Upon the consummation of the Public Offering, ______ shares of Common Stock will be outstanding.

     (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Upon issuance of the Common Stock in the Public Offering, all shares of Common Stock so issued will be duly authorized, validly issued, and when delivered against payment therefor, will be fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding shares of capital stock or voting securities of the Company, securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or options or other rights to acquire from the Company, or other obligation of the
Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any
Company Securities.(1)

----------
(1) Discuss timing of issuance of first set of RSUs. May need schedule.

                                        9

     Section 3.06. No Previous Activity. The Company is a newly formed corporation and has not engaged in any business activities since the date of its incorporation other than activities incidental to the transactions contemplated by this Agreement and in preparation of the Public Offering.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF MEMBERS

     Each Member represents and warrants to the Company, severally and not jointly, as of the Closing Date that:

     Section 4.01. Corporate Existence and Power. Such Member (in the case of a
Member who is not a natural Person) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Such Member is not a resident of any jurisdiction under the laws of which such Member's Interests, Ordinary Shares or shares of
Common Stock may be deemed to be "community property."

     Section 4.02. Corporate Authorization. The execution, delivery and performance by such Member of this Agreement and each Transaction Agreement to which he or it is a party and the consummation of the transactions contemplated hereby and thereby, including the pledge of shares of Common Stock pursuant to the Non-Competition Agreement, are within the powers of such Member (corporate or otherwise) and have been duly authorized by all necessary corporate action on the part of such Member. This Agreement constitutes, and upon execution and delivery, each Transaction Agreement (other than the Offer Letter) to which he or it is a party will constitute, a valid and binding agreement of such Member.
The Offer Letter will, upon execution and delivery thereof by such Member and acceptance thereof by Cayco, constitute a valid and binding agreement of such
Member.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by such Member of this Agreement and each Transaction Agreement to which he or it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

     Section 4.04. Noncontravention. The execution, delivery and performance by such Member of this Agreement and each Transaction Agreement to which he or it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) in the case of a Member who is not a

                                       10

natural Person, violate the organizational documents of such Member or (ii)
assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

     Section 4.05. Ownership of Interests. Such Member is the record and beneficial owner of the Interests or Ordinary Shares, as applicable, set forth opposite such Member's name on Schedule 4.05, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Interests or Ordinary Shares, as applicable, other than, in each case, any such restrictions set forth in the Operating
Agreement), and such Member will, if he is a U.K. Partner, transfer and deliver to the Company at the Closing valid title to such Ordinary Shares free and clear of any Lien and any such limitation or restriction.

     Section 4.06. Purchase for Investment. Such Member is purchasing the Shares
[and Loan Notes] for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Member (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares [and Loan Notes] and is capable of bearing the economic risks of such investment.

     Section 4.07. Registration Statement. Such Member has read the Registration
Statement and, to its or his knowledge, it does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5.
                              COVENANTS OF PARTIES

     Section 5.01. Consent. Each Member hereby consents to each of the
Reorganization Transactions and ratifies all actions previously taken by any of the Greenhill Entities and each of their respective managers, members, officers and directors in connection with the execution of those steps of the
Reorganization Transactions which were completed prior to the date hereof.

     Section 5.02. Cash Compensation. Each Member hereby acknowledges that it will be the policy of the Company (which policy will be reviewed annually and is subject to change at any time by the Compensation Committee of the Company's
Board of Directors) to limit the Company's aggregate compensation and benefits expense, as reflected in the Company's audited financial statements for any fiscal year, to no more than 50% of its reported revenues in that fiscal year.
Compensation and benefits expense will include, among other things, all

                                       11

salaries, bonus and other compensation (both cash and non-cash) paid by the
Company and its subsidiaries to their managing directors, executive officers and other employees.

     Section 5.03. Release. Effective at the Closing, in consideration for good and valuable consideration, the sufficiency of which is hereby acknowledged, each Member, as to itself or himself, and its or his past, present and future affiliates, and its and their respective successors, predecessors, assigns, heirs, officers, directors, members, managers, partners, employees, consultants and trustees, hereby releases, acquits and forever discharges each Greenhill
Entity and its past, present and future affiliates and its and their respective successors, predecessors, assigns, heirs, officers, directors, members, managers, partners, employees, consultants and trustees, in respect of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against such other Person, which the releasing Person has or ever had which arise out of or in any way related or are incidental to events, circumstances or actions taken by such other Person prior to the Closing; provided, however, that the foregoing general release shall not affect any Person's right to enforce this Agreement or any of the Continuing Agreements to which such Member is a party.

     Section 5.04. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its or his best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 5.05. Termination of Certain Agreements. Each party hereto that is a party to any of the Terminated Agreements hereby agrees that each such
Terminated Agreement shall, effective as of the Closing, be terminated automatically without the need for any additional action by any party thereto.

     Section 5.06. Indemnification. (a) The Company shall indemnify any Person
(each, an "Indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against Holdings or any of its Subsidiaries or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of Holdings or any of its Subsidiaries to procure a judgment in its favor, by reason of the fact that such Indemnitee was the managing member, a member, an executive committee member or an officer of
Holdings or any of its Subsidiaries, or at the relevant time, having been such a managing member, member, executive committee member or officer, or that such
Indemnitee is or

                                       12

was serving at the request of Holdings or any of its Subsidiaries as a partner, director, officer or trustee of another Person, against all expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the forgoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that
(i) such Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) such Indemnitee in fact personally gained a financial profit or other advantage to which such Indemnitee was not legally entitled.

     (b) Any indemnification under subsection (a) of this Section 5.06 shall
(unless ordered by a court) be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Indemnitee is proper under the circumstances because such Indemnitee has met the applicable standard of conduct set forth in subsection (a) of this Section 5.06. Such determination shall be made by the Board of the Directors of the Company in good faith or, if the Board so directs, by independent legal counsel in a written opinion.

     (c) The Company may, in the discretion of the Board of Directors of the
Company, pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in subsection (a) of this Section 5.06 in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 5.06.

     (d) The Company may, in the discretion of the Board of Directors of the
Company, purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against such Indemnitee, whether or not the Company would have the power by law to indemnify such Indemnitee against such liability.

     (e) The indemnification provided by this Section 5.06 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Board of Directors of the Company or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.06 shall continue as to an Indemnitee who ceased to be a Member or officer (or other person indemnified hereunder) prior to the Closing and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

                                       13

     Section 5.07. Use of Proceeds. The Company intends to use the proceeds from the Public Offering to (i) repay all outstanding indebtedness for borrowed money and (ii) make investments in the Company's merchant banking funds.

                                   ARTICLE 6.
                                   CONDITIONS

     Section 6.01. Conditions to Obligations of Each Party. The obligations of each Greenhill Entity and each Member to consummate the Merger are subject to the satisfaction or, to the extent permissible by law, waiver of the following conditions:

     (a) this Agreement shall have been (i) approved and adopted by the sole stockholder of the Company in accordance with Delaware Law and (ii) adopted by the Members in accordance with New York Law;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement;

     (c) any applicable waiting period under the HSR Act relating to the Merger and the U.K. Exchange shall have expired or been terminated;

     (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (e) the shares of Common Stock to be issued in the Public Offering shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

     (f) each of the Dissociation Agreement, Option Agreement, Offer Letter and
U.K. Partners Option Agreement shall have been executed and delivered by each of the parties thereto and the Offer Letter shall have been accepted in accordance with its terms, and each of the foregoing shall continue in full force and effect, and there shall not have occurred any material breach of any such agreement;

     (g) each of the U.K. Partners shall have been appointed a director of GE
Ltd.;

     (h) all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to

                                       14

permit the consummation of the transactions contemplated by this Agreement, shall have been taken, made or obtained; and

     (i) all of the conditions precedent to the consummation of the Public
Offering (other than the consummation of the transactions contemplated by this
Agreement) shall have been satisfied or waived, and the Public Offering shall be consummated substantially simultaneously herewith.

     Section 6.02. Conditions to the Obligations of Parent and Merger
Subsidiary. The obligations of the Greenhill Entities to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following further conditions:

     Each Member shall have performed in all material respects all of its obligations hereunder or in any other Transaction Agreement (other than the U.K.
Exchange) to which it is a party required to be performed by it at or prior to the Closing; the representations and warranties of each Member contained in this
Agreement shall be true at and as of the Closing as if made at and as of such time; and the Company shall be reasonably satisfied that each U.K. Partner will complete the U.K. Exchange immediately following the Effective Time.

     Section 6.03. Conditions to the Obligations of Each Member. The obligations of each Member to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

     Each Greenhill Entity [and each other Member] shall have performed in all material respects all of its obligations hereunder or in any other Transaction
Agreement (other than the U.K. Exchange) to which it is a party required to be performed by it at or prior to the Closing, and the representations and warranties of the Greenhill Entities contained in this Agreement shall be true in all material respects at and as of the Closing as if made at and as of such time.

     Section 6.04. Conditions to the Obligations to Consummate the U.K.
Exchange. The obligations of each U.K. Partner and the Company to consummate the
U.K. Exchange shall be subject to the satisfaction of the following further condition:

     The Merger shall have become effective in accordance with the terms of this
Agreement.

                                   ARTICLE 7.
                                   TERMINATION

     Section 7.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the

                                       15

Closing (notwithstanding any approval of this Agreement by the sole stockholder of the Company or the Members):

     (a) by mutual written agreement of the Company and the Members;

     (b) by the Company, if:

          (i) the transactions contemplated hereby have not been consummated on or before [month] __, ____ (the "End Date");

          (ii) (A) there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or
     (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Greenhill Entities from consummating the transactions contemplated hereby is entered; or

          (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Member set forth in this
     Agreement shall have occurred that would cause any condition set forth in
     Section 6.01 or Section 6.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

     The party desiring to terminate this Agreement pursuant to this Section
7.01 shall give notice of such termination to the other party.

     Section 7.02 . Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto.
The provisions of this Section 7.02 and Sections 8.05, 8.06, 8.07, 8.08 and 8.09
shall survive any termination hereof pursuant to Section 7.01.

                                    ARTICLE 8
                                  MISCELLANEOUS

     Section 8.01 . Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the
Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

                                       16

     Section 8.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to any Greenhill Entity, to:

          Greenhill & Co., Inc.
          300 Park Avenue
          23rd Floor
          New York, New York 10022
          Attention: Scott Bok
          Facsimile No.: 212-389-1700

     with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention: Ulrika Ekman
          Facsimile No.: (212) 450-3800

     if to any Member, to the address of such Member set forth in Appendix ____
hereto,

or to such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 8.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                                       17

     Section 8.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Company.

     Section 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 8.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the
Southern District of New York or any New York State court sitting in New York
City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section
8.07 shall be deemed effective service of process on such party.

     Section 8.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING
ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY.

     Section 8.09. Counterparts; Effectiveness; Third Party Beneficiaries. This
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the

                                       18

other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this
Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 8.10. Entire Agreement. This Agreement and the Transaction
Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this
Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 8.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 8.07, in addition to any other remedy to which they are entitled at law or in equity.

                                       19

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         GREENHILL & CO., INC.

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         GREENHILL & CO. HOLDINGS, LLC

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         GREENHILL & CO. GMBH

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         GREENHILL & CO. INTERNATIONAL, LLP

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         GREENHILL & CO. EUROPE, LIMITED

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         RIVERSVILLE AIRCRAFT CORPORATION II

                                         By:
                                             -----------------------------------
                                             Name: Robert F. Greenhill
                                             Title: President

                                         GREENHILL FAMILY LP,
                                            By Robert F. Greenhill,
                                            its General Partner

                                         By:
                                             -----------------------------------
                                             Name: Robert F. Greenhill
                                             Title: General Partner

                                         U.S. MEMBERS:

                                         ---------------------------------------
                                         SCOTT L. BOK

                                         ---------------------------------------
                                         SIMON BORROWS

                                         ---------------------------------------
                                         JEFFREY F. BUCKALEW

                                         ---------------------------------------
                                         TIMOTHY M. DWYER

                                         ---------------------------------------
                                         TIMOTHY M. GEORGE

                                         ---------------------------------------
                                         MICHAEL A. KRAMER

                                         ---------------------------------------
                                         PETER C. KRAUSE

                                         ---------------------------------------
                                         JOHN D. LIU

                                         ---------------------------------------
                                         GREGORY R. MILLER

                                         ---------------------------------------
                                         HARVEY R. MILLER

                                         ---------------------------------------
                                         ROBERT H. NIEHAUS

                                         ---------------------------------------
                                         V. FRANK POTTOW

                                         ---------------------------------------
                                         GREGORY G. RANDOLPH

                                         ---------------------------------------
                                         BRADLEY A. ROBBINS

                                         ---------------------------------------
                                         HAROLD J. RODRIGUEZ, JR.

                                         U.K. PARTNERS:

                                         ---------------------------------------
                                         JAMES BLYTH

                                         ---------------------------------------
                                         BRIAN J. CASSIN

                                         ---------------------------------------
                                         JAMES R. C. LUPTON

                                         ---------------------------------------
                                         RICHARD MORSE

                                         ---------------------------------------
                                         COLIN T. ROY

                                         ---------------------------------------
                                         DAVID A. WYLES